FLORIDA GAMING CORPORATION
PROMISSORY NOTE

$90,000.00	Louisville, Kentucky
February 4th, 2010

Florida Gaming Corporation, a Delaware corporation (the “Company”), the principal office of which is located at 2669 Charlestown Road, New Albany, Indiana 47150, for value received, hereby promises to pay to the order of  H2C, Inc., whose address is 7 Partridge Run Warren, NJ 07059 (the “Holder”), the sum of Ninety Thousand Dollars ($90,000.00), and any unpaid accrued interest hereon, on first (1st) day of each month in  10 installments of equal amounts commencing March 1, 2010.  Payment for all amounts due hereunder shall be made by mail to the Holder at the address of the Holder as set forth above.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.           Interest.  The Company shall pay interest at the rate often percent (10%) per annum (the “Initial Interest Rate”) on the principal of this Note outstanding during the period beginning on the date hereof and ending on the Maturity Date.  Accrued interest under this Note shall be compounded annually.  Interest payable under this Note shall be computed on the basis of a year of 365 days and actual days elapsed occurring in the period for which payable.  Interest shall be payable monthly with each monthly installment of principle.  In the event that any installment of principal plus accrued but unpaid interest is not paid when due, or upon any other Event of Default (as defined below), interest at the same rate as the Initial Interest Rate plus nineteen percent (19%) shall continue to accrue on the balance of any unpaid principal until such balance is paid.

All payments made on this Note shall be applied, at the option of the Holder, first to late charges and collection costs, if any, then to accrued interest and then to principal.  After the Maturity Date or upon an Event of Default, interest shall continue to accrue on this Note at the rate set forth above and shall be payable on demand of the Holder.

Notwithstanding anything in this Note to the contrary, the interest rate charged hereon shall not exceed the maximum rate allowable by applicable law.  If any stated interest rate herein exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Company at any time shall be applied to the unpaid balance of any outstanding principal of this Note.

2.           Events of Default.  If any of the events specified in this Section 2 shall occur (herein individually referred to as an “Event of Default”), the Holder of this Note may, so long as such condition exists, declare the entire outstanding principal of this Note and unpaid accrued interest thereon immediately due and payable by notice in writing to the Company:

(i)           the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer consenting to or seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

(ii)           if, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

 (iii)           any capital reorganization of the Company, any reclassification or recapitalization of the capital shares of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company;  or

(iv)           any voluntary or involuntary dissolution, liquidation or winding-up of the Company.

3.           Assignment and Binding Effect.  The rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and transferees of the parties. This Note may not be assigned by the Company or the Holder without the prior written consent of the other party.

4.           Waiver and Amendment.  This Note may not be amended, waived or modified except upon the written consent of the Company and the Holder.

5.           Prepayment.  This Note may be prepaid at the election of the Company upon 10 days prior written notice to the Holder.

6.           Treatment of Note.  To the extent permitted by generally accepted accounting principals, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

7.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth herein.  Any party hereto may by notice so given change its address for future notice hereunder.

8.           Waivers.  The Company hereby waives presentment, demand, protest and notice of dishonor and protest, and also waives all other exemptions; and agrees that extension or extensions of the time of payment of this Note or any installment or part thereof may be made before, at or after maturity by agreement by the Holder.  Upon default hereunder, the Holder shall have the right to offset the amount owed by the Company against any amounts owed by the Holder in any capacity to the Company, whether or not due, and the Holder shall be deemed to have exercised such right of offset and to have made a charge against any such account or amounts immediately upon the occurrence of an Event of Default hereunder even though such charge is made or entered on the books of the Holder subsequent thereto.  The Company shall pay to the Holder, upon demand, all costs and expenses, including, without limitation, reasonable attorneys’ fees and legal expenses, that may be incurred by the Holder in connection with the enforcement of this Note.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

10.           Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be issued this 4th       day of February, 2010

FLORIDA GAMING CORPORATION

By:/s/ W. Bennett Collett

Title:  Chairman and CEO